Exhibit 99.1

Contact:
Patriot Investor Relations
ir@ptsc.com
760-547-2700 ext. 102

PATRIOT SCIENTIFIC CORPORATION ANNOUNCES NEW DIRECTOR

CARLSBAD, Calif., Dec.  7 /PRNewswire-FirstCall/ -- Patriot Scientific Corporation (OTC Bulletin Board: PTSC - News) announced that Dharmesh Mistry would be joining its Board of Directors and will serve as chair of the Technology Committee.  Mr. Mistry has over 16 years of experience working in the software development industry, currently holding management positions directed at business development and the delivery of consulting services for Cognizant Technology Solutions, a leading provider of information technology, consulting, and business process outsourcing services.

“We are pleased we will be adding an additional independent, experienced and highly qualified individual to our Board.  Dharmesh’s track record for guiding innovative technologies to market is impressive and he will be a tremendous addition to this board” said Carl Johnson, Patriot’s Executive Committee Chairman.  “We look forward to the opportunity to draw upon his insight and guidance as we shape the direction of the Company,” added Mr. Johnson.

About Patriot Scientific

Headquartered in Carlsbad, California, Patriot Scientific Corporation provides data sharing and secure data solutions for a connected world. Patriot Scientific addresses the expanding market opportunities in the healthcare, justice and public safety industries through its wholly owned subsidiary Patriot Data Solutions Group, Inc. These growth activities are funded with revenues generated, in a large part, from the continuing successful Moore Microprocessor Patent™ Portfolio licensing partnership with The TPL Group. Patriot Scientific’s integrated core intelligence solution addresses the critical data/information sharing needs of the healthcare industry, the Department of Homeland Security, the Department of Justice, and federal, state, and local public safety and law enforcement agencies. For more information on Patriot Scientific Corporation, visit: www.ptsc.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this news release looking forward in time involve risks and uncertainties, including the risks associated with the effect of changing economic conditions, trends in the products markets, variations in the company's cash flow, market acceptance risks, patent litigation, technical development risks, seasonality and other risk factors detailed in the company's Securities and Exchange Commission filings.